Exhibit 10.2

May 17, 2016

Dear Susan:

This Letter Agreement is in reference to your voluntary waiver of your annual base salary (“Base Salary”) and your annual performance-based bonus opportunity (the “Bonus”), as previously discussed and agreed between you and Pacific Biosciences of California, Inc. (the “Company”).

This Letter Agreement serves to confirm your acknowledgement and agreement that for the period beginning January 1, 2013, through December 31, 2016, you have waived and are waiving: (a) all of your Base Salary except for $1, such that your Base Salary payable by the Company to you is equal to $1 per year (the “Reduced Salary”), and (b) one hundred percent (100%) of the amount of any Bonus otherwise payable by the Company to you beginning with the calendar year 2012 performance period (together with the Reduced Salary, the “Reductions,” which term shall also include all similar waivers and Reductions that you shall make and agree to, and the Company’s board of directors (or committee thereof) shall approve or ratify, in the future while you remain an employee with the Company). You and the Company acknowledge that the Company has granted to you significant equity awards covering shares of the Company’s common stock (including for the Company’s 2016 fiscal year), taking into account, among other factors, the Reductions through and in effect at time of each such grant.  Further, while you are an employee of the Company, you also will remain eligible to receive future grants of equity awards covering shares of the Company’s common stock, as determined by the Company’s board of directors (or committee thereof) in its sole discretion.

In addition, for purposes of the Change in Control Severance Agreement entered into between you and the Company, dated September 9, 2010 (the “Severance Agreement”), you acknowledge and agree that the Reductions have not, and will not, constitute “Good Reason,” as defined in Section 6(d) of the Severance Agreement.  Further, you acknowledge and agree that (i) the amount of any salary severance that you may become entitled to receive under Section 3(a)(i) of the Severance Agreement, and (ii) accrued vacation (if any) payable to you in connection with a termination of your employment, will be calculated based solely on the amount of your Reduced Salary while it remains in effect or, if the Reduced Salary no longer is in effect at such time, your then‑current Base Salary.

This Letter Agreement supersedes that letter agreement between you and the Company dated December 14, 2012.  Except as expressly modified by the terms of this Letter Agreement, your employment letter agreement entered into between you and the Company, dated September 15, 2010, and the Severance Agreement will remain in full force and effect in accordance with their terms.  This Letter Agreement will remain in effect during your employment with the Company until determined otherwise by mutual written agreement between you and the Company.  This Letter Agreement may be amended at any time only by mutual written agreement between you and the Company.

Sincerely,

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

By:	/s/ Michael Hunkapiller
Michael Hunkapiller
Chairman, President and Chief Executive Officer

Acknowledged and Agreed:

May 17, 2016

/s/ Susan K. Barnes	May 17, 2016
Susan K. Barnes	Date